Valmont Reports Second Quarter Results

Second Quarter Highlights:

•	Record quarterly sales, operating income and net earnings.
•	Operating income rose 42% and was 12.7% of net sales.
•	Operating income increased 1.6 percentage points, despite unprecedented inflation in steel costs.
•	Net earnings increased 38% on a 24% revenue gain.
•	Record second quarter sales and earnings in all segments.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported second quarter sales of $497.1 million compared with $402.3 million for the same period of 2007. Net earnings for the second quarter were $37.3 million, or $1.41 per diluted share, versus second quarter 2007 net earnings of $26.9 million, or $1.03 per diluted share.

For the first six months of 2008, sales were $919.4 million versus $742.9 million in 2007. Valmont’s first half net earnings were $67.0 million, or $2.55 per diluted share, compared with 2007 first half net earnings of $45.7 million, or $1.76 per diluted share.

Second Quarter Summary:

“Substantially stronger global demand for irrigation equipment led to record second quarter sales,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Sales in our structural segments also increased due to the impact of acquisitions made earlier in the year and effective pricing actions to recover higher input costs.

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“In our Engineered Support Structures Segment, sales were higher than last year as highway spending programs remained a priority for governments worldwide. Sales grew in North America despite concerns about reductions in state budgets. The acquisition of West Coast Engineering Group contributed meaningfully to segment results and is now being integrated with Valmont’s operations. As a result of actions taken in 2007, North American specialty structures operations improved substantially compared to last year.

“In the Utility Support Structures Segment, sales increased due to price increases to recover higher raw material costs and the PennSummit acquisition that was completed in early 2008. PennSummit performed very well during the quarter, adding significantly to results while expanding our geographic footprint.

“Gains in the Coatings Segment sales primarily resulted from higher unit volumes and lower costs.

“The biggest challenge during the quarter was rapidly rising steel costs. Steel represents between 35% and 40% of Valmont’s cost of goods sold. During the quarter, steel costs rose approximately 35%. This is the most dramatic increase in steel prices we have ever faced in one quarter. These inflationary pressures necessitated raising prices on most of our products. I am very pleased with the outstanding way our team managed through this period of rapid inflation. They acted quickly and appropriately to mitigate the impact of inflation on our results. Additionally, inflation led to an increase in the LIFO reserve of approximately $16 million during the quarter.

“As a result of strong markets, timely pricing actions to recover inflationary costs and improved operating leverage, consolidated operating income for the Company as a whole improved 1.6 percentage points to 12.7% of revenues.”

Second Quarter Segment Review:

Engineered Support Structures Segment(38% of 2nd Quarter Net Sales)

Structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes all support structures outside of North America.

Sales were $191.0 million, an increase of 19% over last year’s $160.6 million second quarter levels. Sales increased in most global markets. The West Coast Engineering Group and Tehomet acquisitions accounted for approximately 45% of the sales increase over second quarter 2007 levels.

In North America, lighting and traffic sales surpassed last year’s levels due to increased demand for structures funded through the federal highway program. This increase was largely offset by lower project sales and sales for residential lighting. Specialty structures sales also were higher as a result of improved demand for wireless communication structures.

In Europe, sales were higher mainly due to incremental sales from the Tehomet acquisition and favorable currency translation.

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In China, sales were flat due to a decline in wireless communication sales, largely offset by higher utility and lighting sales. The temporary softness in the communication segment was driven by an industry-wide restructuring designed to promote competition. Valmont expects this change to create new opportunities, as the restructuring broadens Valmont’s potential customer base.

Segment operating income increased 7.4% to $17.9 million and was 9.4% of segment sales. While operating income dollars increased, operating income percent for the segment declined, largely due to inflationary costs rising faster than pricing actions to recover those costs.

Utility Support Structures Segment (20% of 2nd Quarter Net Sales)

Steel and concrete structures for the North American electric utility industry.

Sales increased 13% to $101.3 million compared with $89.7 million in 2007. The growth in sales primarily reflects the acquisition of PennSummit in February and sales price increases to recover higher steel costs. While physical volumes shipped were slightly below second quarter 2007 levels, this was primarily the result of the timing of shipments. Order rates are strong and the backlog at the end of the second quarter is at record levels. The strong pace of orders is due to the continued investment in transmission and distribution infrastructure by electric utility companies. In their efforts to increase capacity and improve the reliability of the grid, the level of investment by utilities is high and project sizes are larger than in prior years.

Operating income increased 15% to $13.8 million and was 13.7% of segment sales, due to improved pricing and better factory performance.

Coatings Segment (8% of 2nd Quarter Net Sales)

Hot-dip galvanizing and other coatings services to protect against corrosion of steel and aluminum in North American markets.

Sales of $37.2 million were 5% above last year’s $35.4 million mostly as a result of stronger demand from agricultural and petrochemical markets.

Segment operating income rose to $9.1 million, an increase of 54%, and was 24.4% of segment sales. Most of the gains in operating income resulted from improved factory efficiencies and lower costs. Additionally, a $650 thousand charge for disposal of equipment in the second quarter of 2007 contributed to favorable quarterly comparisons.

Irrigation Segment (32% of 2nd Quarter Net Sales)

Center pivot and linear move mechanized irrigation equipment and related service parts for agriculture in global markets.

Sales improved 48% to $159.7 million compared with $107.6 million in 2007. Irrigation equipment sales were driven by increased global demand for grains for food and biofuel use. The increase in demand led to higher crop commodity prices and higher farm income. Farmers increased their purchases of mechanized irrigation equipment to benefit from the enhanced productivity and water saving features of center pivot technology. While sales demand was broad-based through most markets, markets were particularly strong in North America, Brazil, Australia, and the Middle East. North American demand was also strong for aftermarket parts.

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Valmont believes that the pressures on agriculture to support increased demand for feed grains worldwide have caused an important shift in the economics of agriculture. Previously, supply disruptions caused temporary price increases in grains that would be relieved when production increased in subsequent years. The current environment is demand driven, as population growth, dietary improvement and competing demands for biofuels create a much larger and more sustainable market. Valmont’s mechanized irrigation equipment provides a way for farmers to increase crop production, while at the same time conserve water resources. This is expected to lead to continued growth in Valmont’s irrigation business.

Segment operating income increased 68% to $28.0 million and was 17.5% of segment sales. The growth in operating income was due to the operating leverage that resulted from increased unit volume.

2008 Outlook:

“Our outlook for the second half of the year is positive,” Mr. Bay said. “For the year, we now expect a revenue growth percentage in the mid-twenties, and we are still expecting operating income as a percent of sales to increase more than one percentage point.

“Current market trends are expected to continue through the second half of the year. In the Engineered Support Structures Segment, we believe infrastructure development in Europe and China should lead to increased sales. In North America, our outlook is for lighting and traffic product sales to remain steady as funding continues under the 2005 highway bill. Utility demand is expected to continue to be supported by the investment needed to add capacity and improve the reliability of the transmission grid. Current demand for coatings is firm. Going forward, coatings demand will be a function of the local economies in our service areas. In the Irrigation Segment, while the third quarter is the seasonally slowest for sales, the outlook is for better comparisons as global demand for feed-grains should remain strong.

“Looking beyond 2008, we believe Valmont is well positioned to benefit from global infrastructure development and the benefits mechanized irrigation provides in addressing the need for agriculture to increase feed-grain supply.”

An audio discussion of Valmont’s second quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 32008444or via the Internet at 8:00 a.m. July 18, 2008 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:32008444 beginning July 18, 2008 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 25, 2008.

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Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Second Quarter 13 Weeks Ended		Year-to-Date 26 Weeks Ended
	28-Jun-08	30-Jun-07	28-Jun-08	30-Jun-07
Net sales	$ 497,129	$ 402,257	$ 919,415	$ 742,939
Cost of sales	359,926	293,343	666,404	545,258
Gross profit	137,203	108,914	253,011	197,681
Selling, general and administrative expenses	73,833	64,362	139,175	119,715
Operating income	63,370	44,552	113,836	77,966
Other income (expense)
Interest expense	(4,709)	(4,404)	(9,182)	(8,689)
Interest income	877	500	1,498	1,130
Miscellaneous	(514)	256	(1,858)	(23)
	(4,346)	(3,648)	(9,542)	(7,582)
Earnings before income taxes, minority interest, and equity in earnings (losses) of nonconsolidated subsidiaries

	59,024	40,904	104,294	70,384
Income tax expense	20,548	13,664	35,602	23,974
Earnings before minority interest, equity in earnings (losses) of nonconsolidated subsidiaries

	38,476	27,240	68,692	46,410
Minority interest	(1,243)	(443)	(1,686)	(655)
Earnings (losses) in nonconsolidated subsidiaries	31	164	(43)	(66)
Net earnings	$ 37,264	$ 26,961	$ 66,963	$ 45,689

Average shares outstanding (000's) - Basic	25,823	25,497	25,763	25,459
Earnings per share - Basic	$ 1.44	$ 1.06	$ 2.60	$ 1.79

Average shares outstanding (000's) - Diluted	26,377	26,107	26,306	26,018
Earnings per share - Diluted	$ 1.41	$ 1.03	$ 2.55	$ 1.76

Cash dividends per share	$ 0.105	$ 0.105	$ 0.210	$ 0.200

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Second Quarter 13 Weeks Ended		Year-to-Date 26 Weeks Ended
	28-Jun-08	30-Jun-07	28-Jun-08	30-Jun-07

Net sales
Engineered Support Structures	$ 190,960	$ 160,588	$ 340,398	$ 285,831
Utility Support Structures	101,301	89,649	202,472	170,130
Coatings	37,200	35,390	72,328	69,029
Infrastructure products	329,461	285,627	615,198	524,990

Irrigation	159,667	107,562	290,445	200,479
Other	30,803	32,444	56,251	63,953
Less: Intersegment sales	(22,802)	(23,376)	(42,479)	(46,483)
Total	$ 497,129	$ 402,257	$ 919,415	$ 742,939

Operating Income
Engineered Support Structures	$ 17,990	$ 16,743	$ 28,072	$ 25,423
Utility Support Structures	13,833	12,044	28,506	21,595
Coatings	9,085	5,896	15,631	11,100
Infrastructure products	40,908	34,683	72,209	58,118

Irrigation	28,001	16,657	50,396	28,902
Other	5,288	5,686	9,700	10,229
Corporate	(10,827)	(12,474)	(18,469)	(19,283)
Total	$ 63,370	$ 44,552	$ 113,836	$ 77,966

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide and certain international utility businesses.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing and other coating services in North America.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products and industrial fasteners, are reported in the "Other" category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	28-Jun-08	30-Jun-07
ASSETS
Current assets:
Cash and cash equivalents	$ 64,835	$ 47,924
Accounts receivable, net	306,887	247,929
Inventories	250,247	218,197
Prepaid expenses	25,764	11,133
Refundable and deferred income taxes	28,240	18,645
Total current assets	675,973	543,828
Property, plant and equipment, net	259,384	217,135
Goodwill and other assets	270,735	196,103
	$ 1,206,092	$ 957,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$ 61,820	$ 22,166
Notes payable to banks	20,588	17,900
Accounts payable	158,522	103,086
Accrued expenses	110,530	84,024
Dividend payable	3,397	2,708
Total current liabilities	354,857	229,884
Long-term debt, excluding current installments	181,409	206,235
Other long-term liabilities	79,158	69,633
Shareholders’ equity	590,668	451,314
	$ 1,206,092	$ 957,066

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